Annual Shareholder Meeting Results:

The Funds held their annual meeting of shareholders on December 23, 2008. Common/Preferred shareholders voted as indicated below:
	                                                 	Withheld
                                             Affirmative        Authority
Municipal
Re-Election of John C. Maney
Class III to serve until 2011	              22,132,181	1,084,020
Re-Election of R. Peter Sullivan III
Class III to serve until 2011		      22,144,416	1,071,786
Election of Diana L. Taylor*
Class II to serve until 2010	                   6,483	      574
California Municipal
Re-Election of John C. Maney
Class III to serve until 2011	              15,501,913	1,291,309
Re-Election of R. Peter Sullivan III
Class III to serve until 2011		      15,496,793	1,296,429
Election of Diana L. Taylor*
Class II to serve until 2010	                   4,623	       75
New York Municipal
Re-Election of John C. Maney
Class III to serve until 2011	               6,358,063	  729,779
Re-Election of R. Peter Sullivan III
Class III to serve until 2011		       6,352,832	  735,010
Election of Diana L. Taylor*
Class II to serve until 2010	                   1,850	      260

Messrs. Robert E. Connor, William B. Ogden IV, Hans W. Kertess* and
R. Peter Sullivan continue to serve as Trustees of the Funds.
_____________________________________
* Preferred Shares Trustee; Diana L. Taylor was appointed to serve as a Preferred Shares Trustee to fill a vacancy resulting from the death of John J. Delessandro in September 2008.